Exhibit 99.1

NEWS Contact: Mary Dean Hall Vice President, Chief Financial Officer and Treasurer Hallm@quakerchem.com T. 610.832.4160 For Release: Immediate

QUAKER CHEMICAL ANNOUNCES THIRD QUARTER 2016 RESULTS

•	Strong operating income of $21.3 million drives 6% increase in adjusted EBITDA

•	Volume growth drives an increase in net sales despite FX headwinds

•	Year-to-date operating cash flow of $53.0 million increases 4% from the prior year

October 26, 2016

CONSHOHOCKEN, PA – Quaker Chemical Corporation (NYSE: KWR) today announced net sales of $190.4 million in the third quarter of 2016, a 1% increase compared to $189.2 million in the third quarter of 2015, as a 2% growth from organic volume and a 2% increase from acquisitions outpaced a 2% negative impact from foreign currency translation and an approximate 1% decline in selling price and product mix. While gross margins declined somewhat quarter-over-quarter, the Company was able to grow its operating income by 14% to $21.3 million in the third quarter of 2016 compared to $18.7 million in the third quarter of 2015. The Company achieved this operating income growth due to continued discipline in managing labor-related costs in its selling, general and administrative expenses (“SG&A”) and lower impacts from certain uncommon transaction-related expenses quarter-over-quarter. Excluding these transaction-related costs, the Company’s operating income drove a 6% increase in its adjusted EBITDA to $28.3 million in the third quarter of 2016 compared to $26.8 million in the prior year quarter.

The Company’s earnings per diluted share increased 12% to $1.21 for the current quarter compared to $1.08 in the third quarter of 2015, with non-GAAP earnings per diluted share increasing 5% to $1.25 in the current quarter compared to $1.19 in the third quarter of 2015. This growth in both reported and non-GAAP earnings per diluted share was achieved despite a negative impact from foreign exchange of approximately 3%, or $0.04 per diluted share, and a higher effective tax rate of 28.3% compared to 24.4% in the prior year quarter. The increase in the Company’s effective tax rate is due to the timing of the recertification of a concessionary tax rate in one of its subsidiaries, which was available to the Company throughout 2015 and which is expected to be received in the fourth quarter of 2016, resulting in a full year cumulative adjustment. The Company’s strong operating earnings drove net operating cash flow of $17.0 million in the third quarter of 2016 and $53.0 million year-to-date, a 4% increase compared to $50.8 million in the first nine months of 2015.

Michael F. Barry, Chairman, Chief Executive Officer and President commented, “We are pleased with our third quarter results, despite a challenging environment and continued foreign exchange headwinds. We were able to grow our revenue both organically by 2% and from acquisitions by 2%. While our gross margins declined somewhat as raw material prices increased, we were more than able to offset the decline with savings realized from our previously announced restructuring and other cost streamlining initiatives which enabled our adjusted EBITDA margin to increase to nearly 15%. This performance was achieved despite foreign exchange headwinds, which negatively impacted our top and bottom lines by 2% and 3%, respectively. For the fourth quarter, we expect our gross margin to remain at a similar level as the third quarter and we believe our ability to take market share and leverage past acquisitions, as well as our cost saving efforts, will continue to help offset market and foreign exchange challenges. In summary, our fourth quarter and full year 2016 forecast continues to indicate growth in both the top and bottom lines and we still expect to increase non-GAAP earnings and adjusted EBITDA for the seventh consecutive year.”

Quaker Chemical Corporation

One Quaker Park, 901 E. Hector Street, Conshohocken, PA 19428-2380 USA

P: 610.832.4000   F: 610.832.8682

quakerchem.com

Third Quarter of 2016 Summary

Net sales in the third quarter of 2016 were $190.4 million compared to $189.2 million in the third quarter of 2015. The $1.2 million, or 1%, increase in net sales was primarily due to a 2% increase in organic volumes and a 2% increase from acquisitions, partially offset by the negative impact of foreign currency translation of $3.7 million, or 2% and an approximate 1% decline in selling price and product mix quarter-over-quarter.

Gross profit in the third quarter of 2016 decreased approximately $0.6 million, or 1%, from the third quarter of 2015, primarily due to slightly lower gross margin of 37.2% in the third quarter of 2016 compared to 37.7% in the prior year quarter on changes in raw material costs and product mix, partially offset by the increase in sales volumes, noted above.

SG&A decreased $3.2 million during the third quarter of 2016, primarily due to the impact of cost savings efforts, including the 2015 global restructuring program, and a decrease in transaction-related expenses. During the third quarters of 2016 and 2015, the Company incurred $1.2 million and $2.8 million, respectively, for certain uncommon transaction-related costs in connection with the execution of, and diligence on, acquisition candidates. In addition, overall labor–related costs were relatively flat quarter-over-quarter as annual compensation increases and incremental costs associated with the Company’s July 2015 Verkol acquisition were offset by certain cost savings efforts, noted above. Related to the restructuring program, the Company did not incur any additional restructuring expenses in the third quarter of 2016 and continues to execute the program as planned. The Company continues to project pre-tax cost savings as a result of this program to approximate $3 million for 2016, realized mainly over the second half of the year, and $6 million annually in subsequent years. In addition, the Company still expects to substantially complete this program during 2016.

Operating income in the third quarter of 2016 was $21.3 million, which increased 14% compared to $18.7 million in the third quarter of 2015. The increase in operating income was primarily due to the increase in sales volumes and the decrease in SG&A quarter-over-quarter, partially offset by the decline in gross margin, noted above.

Other income was $0.5 million in the third quarter of 2016 compared to $0.2 million in the third quarter of 2015. The increase in other income was primarily driven by foreign currency transaction gains realized in the third quarter of 2016 compared to foreign currency transaction losses in the third quarter of 2015.

Interest expense was relatively consistent on comparable average borrowings outstanding in the third quarter of 2016 compared to the third quarter of 2015. Interest income was $0.1 million higher in the third quarter of 2016 compared to the third quarter of 2015, primarily due to an increase in the level of the Company’s invested cash.

The Company’s effective tax rates for the third quarters of 2016 and 2015 were 28.3% and 24.4%, respectively. The increase in the third quarter of 2016 effective tax rate was primarily due to the Company recording earnings in one of its subsidiaries at a statutory tax rate of 25% while it awaits the recertification of a concessionary 15% tax rate, which was available to the Company during the third quarter of 2015. The Company still expects to receive this recertification and to record the full year cumulative benefit of the reduced rate in the fourth quarter of 2016.

Equity in net income of associated companies (“equity income”) increased $0.1 million in the third quarter of 2016 compared to the third quarter of 2015, primarily due to higher earnings from the Company’s interest in a captive insurance company in the third quarter of 2016 compared to the prior year quarter.

Net income attributable to noncontrolling interest decreased $0.1 million in the third quarter of 2016 compared to the prior year quarter, primarily due to lower earnings attributable to the Company’s India affiliate.

Changes in foreign exchange rates negatively impacted the Company’s third quarter of 2016 net income by approximately 3%, or $0.04 per diluted share.

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Year-to-Date 2016 Summary

Net sales in the first nine months of 2016 were $555.4 million compared to $554.3 million in the first nine months of 2015. The slight increase in net sales was primarily the result of a 5% increase in volumes, including acquisitions, largely offset by the negative impact of foreign currency translation of $17.0 million, or 3%, and declines in selling price and product mix of 1%.

Gross profit in the first nine months of 2016 increased $1.6 million, or 1%, from the first nine months of 2015, primarily driven by the increase in sales volumes, noted above, on relatively consistent gross margins of 37.8% in the first nine months of 2016 compared to 37.6% in the first nine months of 2015.

SG&A decreased $3.0 million during the first nine months of 2016, primarily due to a decrease from foreign currency translation, lower uncommon transaction-related expenses and the cost savings efforts, noted above, which more than offset higher overall labor-related costs, including incremental costs associated with the Company’s acquisition of Verkol.

Operating income in the first nine months of 2016 was $62.7 million, which increased 8% compared to $58.0 million in the first nine months of 2015. The increase in operating income during the first nine months of 2016 was primarily driven by higher sales volumes on consistent gross margin levels and the decrease in SG&A year-over-year, noted above.

Other income was $1.5 million in the first nine months of 2016 compared to other expense of $0.1 million in the first nine months of 2015. The increase in other income was primarily driven by foreign currency transaction gains realized in the first nine months of 2016 compared to foreign currency transaction losses in the first nine months of 2015.

Interest expense was $0.3 million higher in the first nine months of 2016 compared to the first nine months of 2015, primarily due to increased average borrowings outstanding during the first nine months of 2016 as a result of the Verkol acquisition. Interest income was $0.3 million higher in the first nine months of 2016 compared to the first nine months of 2015, primarily due to an increase in the level of the Company’s invested cash and increased interest received on certain tax-related credits during the first nine months of 2016.

The Company’s effective tax rates for the first nine months of 2016 and 2015 were 31.0% and 27.3%, respectively. The increase in the first nine months of 2016 effective tax rate was primarily due to the Company recording earnings in one of its subsidiaries at a statutory tax rate of 25% while it awaits the recertification of a concessionary 15% tax rate, which was available to the Company during the first nine months of 2015. However, the Company still expects to receive its recertification during the fourth quarter of 2016, as noted above, and estimates its full year 2016 effective tax rate will decrease to approximately 28% to 30%.

Equity income increased $2.1 million in the first nine months of 2016 compared to the first nine months of 2015. The increase in equity income was primarily due to a smaller currency conversion charge recorded at the Company’s Venezuela affiliate during the first nine months of 2016 compared to the first nine months of 2015, related to changes in Venezuela’s foreign exchange markets and currency controls in both periods. In addition, equity income includes earnings from the Company’s interest in a captive insurance company, which was lower in the first nine months of 2016 compared to the first nine months of 2015.

The Company had a $0.1 million increase in net income attributable to noncontrolling interest in the first nine months of 2016 compared to the first nine months of 2015, primarily due to stronger performance at its India affiliate.

Changes in foreign exchange rates, excluding the currency conversion impacts of the Venezuelan bolivar fuerte, noted above, negatively impacted the Company’s first nine months of 2016 net income by approximately 3%, or $0.11 per diluted share.

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Balance Sheet and Cash Flow Items

The Company’s net operating cash flow of $17.0 million in the third quarter of 2016 increased its year-to-date net operating cash flow to $53.0 million, a 4% increase compared to $50.8 million in the first nine months of 2015. The increase was driven by the Company’s solid operating performance and lower cash invested in its working capital. In addition, the Company paid approximately $4.6 million in cash dividends during the third quarter of 2016, increasing its total dividends paid to $13.1 million in the first nine months of 2016. The Company also repurchased approximately 84,000 shares of its common stock for $5.9 million in the first nine months of 2016. Overall, the Company’s liquidity and balance sheet remain strong, as its cash position exceeded its debt at September 30, 2016 and the Company’s consolidated leverage ratio continued to be less than one times EBITDA.

Non-GAAP Measures

Included in this public release are two non-GAAP (unaudited) financial measures: non-GAAP earnings per diluted share and adjusted EBITDA. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they enhance a reader’s understanding of the financial performance of the Company, are more indicative of future operating performance of the Company, and facilitate a better comparison among fiscal periods, as the non-GAAP financial measures exclude items that are not considered core to the Company’s operations. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP. The following tables reconcile non-GAAP earnings per diluted share (unaudited) and adjusted EBITDA (unaudited) to their most directly comparable GAAP (unaudited) financial measures:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
GAAP earnings per diluted share attributable to Quaker Chemical Corporation common shareholders	$1.21	$1.08	$3.32	$2.98
Equity income in a captive insurance company per diluted share	(0.04)	(0.04)	(0.07)	(0.09)
Certain uncommon transaction-related expenses per diluted share	0.08	0.15	0.08	0.15
U.S. customer bankruptcies per diluted share	—	0.00	—	0.01
Cost streamlining initiatives per diluted share	—	—	—	0.01
Currency conversion impact of the Venezuelan bolivar fuerte per diluted share	—	—	0.01	0.21
Non-GAAP earnings per diluted share	$1.25	$1.19	$3.34	$3.27

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income attributable to Quaker Chemical Corporation	$16,008	$14,371	$43,969	$39,787
Depreciation and amortization	4,868	4,863	14,788	14,227
Interest expense	758	697	2,226	1,891
Taxes on income before equity in net income of associated companies	6,121	4,541	19,664	15,624
Equity income in a captive insurance company	(597)	(526)	(952)	(1,221)
Certain uncommon transaction-related expenses	1,157	2,813	1,157	2,813
U.S. customer bankruptcies	—	68	—	179
Cost streamlining initiatives	—	—	—	173
Currency conversion impact of the Venezuelan bolivar fuerte	—	—	88	2,806
Adjusted EBITDA	$28,315	$26,827	$80,940	$76,279
Adjusted EBITDA margin (%)	14.9%	14.2%	14.6%	13.8%

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Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that demand for the Company’s products and services is largely derived from the demand for its customers’ products, which subjects the Company to uncertainties related to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, significant changes in applicable tax rates and regulations, future terrorist attacks and other acts of violence. Other factors could also adversely affect us. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Conference Call

As previously announced, Quaker Chemical’s investor conference call to discuss the third quarter of 2016 results is scheduled for October 27, 2016 at 8:30 a.m. (ET). A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website at http://www.quakerchem.com. You can also access the conference call by dialing 877-269-7756.

About Quaker

Quaker Chemical is a leading global provider of process fluids, chemical specialties, and technical expertise to a wide range of industries, including steel, aluminum, automotive, mining, aerospace, tube and pipe, cans, and others.  For nearly 100 years, Quaker has helped customers around the world achieve production efficiency, improve product quality, and lower costs through a combination of innovative technology, process knowledge, and customized services. Headquartered in Conshohocken, Pennsylvania USA, Quaker serves businesses worldwide with a network of dedicated and experienced professionals whose mission is to make a difference.

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Quaker Chemical Corporation

Condensed Consolidated Statements of Income

(Dollars in thousands, except share and per share data)

	(Unaudited)
	Three Months Ended September 30		Nine Months Ended September 30
	2016	2015	2016	2015

Net sales	$190,428	$189,224	$555,420	$554,280

Cost of goods sold	119,649	117,895	345,531	346,006

Gross profit	70,779	71,329	209,889	208,274
%	37.2%	37.7%	37.8%	37.6%

Selling, general and administrative expenses	49,440	52,601	147,223	150,237

Operating income	21,339	18,728	62,666	58,037
%	11.2%	9.9%	11.3%	10.5%

Other income (expense), net	514	185	1,491	(97)
Interest expense	(758)	(697)	(2,226)	(1,891)
Interest income	551	422	1,444	1,117
Income before taxes and equity in net income of associated companies	21,646	18,638	63,375	57,166

Taxes on income before equity in net income of associated companies	6,121	4,541	19,664	15,624
Income before equity in net income of associated companies	15,525	14,097	43,711	41,542

Equity in net income (loss) of associated companies	826	738	1,389	(688)

Net income	16,351	14,835	45,100	40,854

Less: Net income attributable to noncontrolling interest	343	464	1,131	1,067

Net income attributable to Quaker Chemical Corporation	$16,008	$14,371	$43,969	$39,787
%	8.4%	7.6%	7.9%	7.2%

Share and per share data:
Basic weighted average common shares outstanding	13,143,884	13,209,119	13,128,996	13,206,122
Diluted weighted average common shares outstanding	13,173,844	13,222,452	13,147,825	13,222,303

Net income attributable to Quaker Chemical Corporation Common Shareholders - basic	$1.21	$1.08	$3.32	$2.99
Net income attributable to Quaker Chemical Corporation Common Shareholders - diluted	$1.21	$1.08	$3.32	$2.98

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Quaker Chemical Corporation

Condensed Consolidated Balance Sheets

(Dollars in thousands, except par value and share amounts)

	(Unaudited)
	September 30,	December 31,
	2016	2015
ASSETS

Current assets
Cash and cash equivalents	$99,024	$81,053
Accounts receivable, net	193,805	188,297
Inventories, net	79,660	75,099
Prepaid expenses and other current assets	21,624	21,404
Total current assets	394,113	365,853
Property, plant and equipment, net	83,865	87,619
Goodwill	79,324	79,111
Other intangible assets, net	69,789	73,287
Investments in associated companies	23,448	20,354
Non-current deferred tax assets	17,621	23,468
Other assets	29,311	32,218
Total assets	$697,471	$681,910

LIABILITIES AND EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$730	$662
Accounts and other payables	78,579	71,543
Accrued compensation	17,687	19,166
Accrued restructuring	2,233	6,303
Other current liabilities	25,532	26,881
Total current liabilities	124,761	124,555
Long-term debt	75,607	81,439
Non-current deferred tax liabilities	11,776	11,400
Other non-current liabilities	71,629	83,273
Total liabilities	283,773	300,667

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued and outstanding 2016 - 13,257,066 shares; 2015 - 13,288,113 shares	13,257	13,288
Capital in excess of par value	111,453	106,333
Retained earnings	351,560	326,740
Accumulated other comprehensive loss	(72,027)	(73,316)
Total Quaker shareholders' equity	404,243	373,045
Noncontrolling interest	9,455	8,198
Total equity	413,698	381,243
Total liabilities and equity	$697,471	$681,910

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Quaker Chemical Corporation

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

	(Unaudited)
	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities
Net income	$45,100	$40,854
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	9,469	9,229
Amortization	5,319	4,998
Equity in undistributed (earnings) losses of associated companies, net of dividends	(1,314)	1,362
Deferred compensation and other, net	3,083	(551)
Stock-based compensation	4,942	4,500
Loss (gain) on disposal of property, plant, equipment and other assets	44	(95)
Insurance settlement realized	(809)	(549)
Pension and other postretirement benefits	(3,373)	2,204
(Decrease) increase in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(5,926)	(4,039)
Inventories	(3,741)	(1,028)
Prepaid expenses and other current assets	(868)	(3,545)
Accounts payable and accrued liabilities	5,245	(2,521)
Change in restructuring liabilities	(4,194)	-
Net cash provided by operating activities	52,977	50,819

Cash flows from investing activities
Investments in property, plant and equipment	(6,311)	(6,115)
Payments related to acquisitions, net of cash acquired	(3,244)	(23,990)
Proceeds from disposition of assets	54	130
Insurance settlement interest earned	24	28
Change in restricted cash, net	785	521
Net cash used in investing activities	(8,692)	(29,426)

Cash flows from financing activities
Proceeds from long-term debt	-	30,668
Repayments of long-term debt	(6,842)	(304)
Dividends paid	(13,052)	(12,257)
Stock options exercised, other	64	947
Payments for repurchase of common stock	(5,859)	(4,989)
Excess tax benefit related to stock option exercises	167	400
Net cash (used in) provided by financing activities	(25,522)	14,465

Effect of foreign exchange rate changes on cash	(792)	(4,434)
Net increase in cash and cash equivalents	17,971	31,424
Cash and cash equivalents at the beginning of the period	81,053	64,731
Cash and cash equivalents at the end of the period	$99,024	$96,155